Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237626

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 20, 2020)
  SUPER LEAGUE GAMING, INC.

3,076,924 Shares of Common Stock

We are offering 3,076,924 shares of our common stock, par value $0.001 per share, to certain institutional and accredited investors pursuant to this prospectus supplement and the accompanying prospectus and a securities purchase agreement with such investors at a price of $2.60 per share.

Our common stock is listed on The Nasdaq Capital Market under the symbol “SLGG”. On January 12, 2021, the last reported sale price of our common stock on The Nasdaq Capital Market was $3.27 per share.

As of January 12, 2021, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $51.9 million, which was calculated based on 15,069,515 shares of outstanding common stock held by non-affiliates and on a price per share of $3.45, the reported sale price of our common stock on the Nasdaq Capital Market on December 24, 2020. Following this offering, we will have sold securities with an aggregate market value of $14,387,500 pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about January 13, 2021, subject to the satisfaction of certain closing conditions.

The date of this prospectus supplement is January 13, 2021.

SUPER LEAGUE GAMING, INC.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purposeof allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our securities. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. In addition, please read the “Risk Factors” section of this prospectus supplement beginning on page S-8 and the risk factors contained in our Annual Report.

Unless the context requires otherwise, the words "we," "us," "our," the "Company," and "Super League" refer collectively to Super League Gaming, Inc., a Delaware corporation, and its subsidiaries.

Company Overview

Super League Gaming is a leading gaming community and content platform that gives everyday gamers multiple ways to connect and engage with others while enjoying the video games they love. Powered by patented, proprietary technology systems, we offer players the ability to create gameplay-driven experiences they can share with friends, the opportunity to watch live streaming broadcasts and gameplay highlights across digital and social channels, and the chance to compete in events and challenges designed to celebrate victories and achievements across multiple skill levels. With gameplay and content offerings featuring more than a dozen of the top video game titles in the world, we are building a broadly inclusive, global brand at the intersection of gaming, experiences and entertainment. Whether to access our expanding direct audience or our unique content production and virtual event capabilities, third parties ranging from consumer brands, video game publishers, television companies, traditional sports organizations, concert promoters, and more, are turning to Super League to provide integrated solutions that drive business growth.

We believe Super League is on the leading edge of the rapidly growing competitive video gaming industry, which has become an established and vital part of the entertainment landscape. We believe there is a significant opportunity for the world of mainstream competitive players who want their own esports experience. These amateur gamers are players who enjoy the competition, the social interaction and community, and the entertainment value associated with playing and watching others play.

Super League is a critically important component in providing the infrastructure for mainstream esports that is synergistic and accretive to the greater esports ecosystem. Over the past five years, we believe we have become the preeminent brand for amateur esports by providing a proprietary software platform that allows our gamers to compete, socialize and spectate premium amateur esports gameplay and entertainment, both physically and digitally online. Not only do we offer premium amateur esports leagues and community, but we are able to leverage our derivative gameplay content to become a comprehensive amateur esports content network.

The fundamental drivers of our business model and monetization strategy are creating deep community engagement through our highly contextualized, local experiences that, when coupled with the critical mass of our large digital audiences, provides the depth and volume for premium content and offer monetization differentiated from a more traditional, commoditized advertising model. The combination of our physical venue network and digital programming channels, with Super League’s technology platform at the hub, creates the opportunity for not just a share of the player’s wallet, but also the advertiser’s wallet. We do this by offering brand sponsors and advertisers a premium marketing channel to reach elusive Generation Z and Millennial gamers and offering players ways to access exclusive tournaments, rewards and programming through our Super League consumer subscription offer and other consumer offerings.

During the three and nine months ended September 30, 2020, management continued to focus on monetization with respect to our two primary revenue categories: (1) sponsorships and advertising revenues, or the monetization of our content, and (2) direct to consumer revenues, or gamer monetization. In addition to the significant increase in engagement described below, we continued our focus on our premium advertising model for future monetization of our rapidly growing advertising inventory and expanded our direct sales team to facilitate delivery; continued to focus on monetization of the gamer through direct-to-consumer offers, including increases in sales of digital goods primarily with our Minehut digital property and the launch of the early stages of a micro-transaction marketplace; and, we began to unlock new ways that our content production technology can extend beyond esports into traditional sports and other entertainment formats representing potential new revenue opportunities in future periods.

Super League Gaming has experienced its strongest period of audience growth during the challenging time of the COVID-19 pandemic, marked by the reaching of a key 2020 milestone in July 2020; reaching one billion video views and impressions. This key milestone at the time, represented more than a 700% increase over the full fiscal year of 2019, during which we achieved a total of 120 million views.

As of September 30, 2020, the ability to generate over one billion views year to date is a key proof point of not only the compelling attractiveness of Super League’s content, but also to the variety we are able to offer. We have established ourselves as a leading publisher of user generated gaming highlights within our Framerate social video network, and we produce 11 general and game title-specific channels that, together, deliver tens of millions of video views per month. This includes three original shows on Snapchat, five TikTok channels, and three Instagram channels, with more to come.

During the three and nine months ended September 30, 2020, we experienced a significant increase in new users, gamer engagement, and gameplay hours across all of our platforms. We believe a driver of the increase was, to a certain extent, the current period of social distancing and mandatory shelter in place orders stemming from the COVID-19 pandemic, during which passionate video gamers around the world are seeking a competitive outlet, seeking to connect with others around the games they love and are turning to esports and other online gaming communities to fill the void. We also believe that a driver of the increase is the fact that esports is mainstream, which was the case prior to COVID-19. These increases are accelerating our growth plans, and are increasing our opportunities for monetization.

Super League’s video content business is also accelerating on an additional path through the advancement of Super League’s proprietary live content capture and broadcast system, which includes patented technology and fully remote, innovative workflows operated by SuperLeagueTV, a completely virtual studio. Endemic and non-endemic brands and partners have sought out Super League to provide premium, TV-quality production services across a multitude of live streamed events. During 2020, within gaming alone, broadcasts have spanned an impressive mix of game titles including Minecraft, APEX Legends, NBA2K, PUBG Mobile, the World Golf Tour and more.

In response to the COVID-19 pandemic and the related uncertainty, advertisers and sponsors across the board inevitably paused to reset their marketing strategies. The impact on Super League year to date was the deferral of some of these programs and related revenues to future periods. We did not experience any cancellations of existing programs. For example, our partnership with Tencent and OnePlus, bringing PUBG mobile tournaments to life proceeded as planned, just from the comfort and safety of players’ homes, online, as opposed to in-person. The majority of our gameplay hours and other engagement occurs digitally, online, so while our “in real life” gaming is a premium and important aspect of our brand, the shift away from retail locations is not expected to have a significant impact on our overall business model over time, which is largely digitally focused.

Key Performance Indicators.

We focus on three key performance indicators (“KPIs”), as outlined below, to assess our progress and drive revenue growth, which is also a key performance indicator. As of the end of the third quarter of 2020, we continued to see strong growth in our leading key performance indicators, as follows:

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Registered Users : We ended fiscal 2019 with approximately 980,000 registered users. During the nine months ended September 30, 2020, we increased our registered users by approximately 150%, to 2.4 million registered users. Registered users represent more gamers from whom we can gather user generated content and convert into subscribers and/or upsell into other paid offers.

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Engagement Hours: As of September 30, 2020, including our live gaming experiences and our expanding digital gameplay channels, we generated approximately 47.8 million hours of gameplay and other engagement, as compared to approximately 15.0 million full year 2019 gameplay and other engagement hours, an increase of approximately 218%. We continue to focus on ways we can repackage and distribute this significant derivative content library for further monetization.

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Views and Impressions: We generated 1.4 billion views and impressions during the nine months ended September 30, 2020, compared to our full-year 2019 views of 120.0 million, representing an approximately 1000% increase over full year 2019 views. This continued growth in views results in the exponential growth of our monetizable advertising inventory.

Impact of COVID-19 Pandemic

Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The novel coronavirus and actions taken to mitigate the spread of it have had, and are expected to continue to have, an adverse impact on the economies and financial markets of many countries, including the geographical areas in which the Company operates. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the coronavirus pandemic. As previously disclosed, on May 4, 2020, the Company entered into a potentially forgivable loan from the U.S. Small Business Administration resulting in net proceeds of approximately $1.2 million pursuant to the Paycheck Protection Program created under the CARES Act. It is unknown how long the adverse conditions associated with the coronavirus will last and what the complete financial effect will be to the Company.

Notwithstanding the growth in user engagement metrics discussed herein, the broader impact of the ongoing COVID-19 pandemic on our results of operations and overall financial performance remains uncertain. The COVID-19 pandemic may continue to impact our revenue and revenue growth in future periods, and is likely to continue to adversely impact certain aspects of our business and our partners, including advertising demand, retail expansion plans and our in-person esports experiences. Please see the section titled "Risk Factors" in this prospectus and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated by reference into this prospectus, for additional information on the risks and uncertainties facing our business as a result of the ongoing COVID-19 pandemic.

Selected Risks Related to our Business

Our business is subject to numerous risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making an investment decision. Some of the more significant risks and uncertainties relating to an investment in our company are listed below. These risks are more fully described in the section titled "Risk Factors" in this prospectus and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated by reference into this prospectus.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

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overall strength and stability of general economic conditions, and of the esports industry, both in the United States and globally;

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changes in consumer demand for, and acceptance of, the game titles that we offer for our tournaments and activities, as well as online multiplayer competitive amateur gaming in general;

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changes in the competitive environment, including new entrants in the market for online amateur competitive gaming, tournaments and competitions that compete with our own;

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competition from new entrants in the amateur esports space, and if we are unable to compete effectively, we may not be able to achieve or maintain significant market penetration or improve our results of operations;

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our ability to generate consistent revenue;

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our ability to effectively execute our business plan;

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changes in the licensing fees charged by the publishers of the most popular online video games;

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changes in laws or regulations governing our business and operations;

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our ability to maintain adequate liquidity and financing sources on terms favorable to us;

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our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights; and

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other risks described from time to time in periodic and current reports that we file with the Securities and Exchange Commission (the “SEC ”).

 Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

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A requirement to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

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An exemption from the auditor attestation requirement on the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

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An extended transition period for complying with new or revised accounting standards;

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Reduced disclosure about our executive compensation arrangements; and

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No non-binding advisory votes on executive compensation or golden parachute arrangements.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we also qualify as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

We may take advantage of these provisions from the JOBS Act until the end of the fiscal year in which the fifth anniversary of our initial public offering, or such earlier time when we no longer qualify as an emerging growth company. We would cease to be an emerging growth company on the earlier of (i) the last day of the fiscal year (a) in which we have more than $1.07 billion in annual revenue or (b) in which we have more than $700 million in market value of our capital stock held by non-affiliates, or (ii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens under the JOBS Act. We have taken advantage of other reduced reporting requirements in this prospectus, and we may choose to do so in future filings. To the extent we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity interests.

Reverse Stock Split

On February 8, 2019, prior to the completion of the Company’s initial public offering, the Company filed an amendment to the Company’s amended and restated certificate of incorporation to effect a reverse split of shares of the Company’s common stock on a one-for-three basis (the “Reverse Stock Split”). All references to common stock, warrants to purchase common stock, options to purchase common stock, early exercised options, restricted stock, share data, per share data and related information contained in the financial statements incorporated by reference herein have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented.

Corporate Information

Super League Gaming, Inc. was incorporated under the laws of the State of Delaware on October 1, 2014 as Nth Games, Inc. On June 15, 2015, we changed our corporate name from Nth Games, Inc. to Super League Gaming, Inc. Our principal executive offices are located at 2912 Colorado Avenue, Suite #203, Santa Monica, California 90404, and our Company telephone number is (802) 294-2754, and our investor relations contact number is (949) 574-3860.

Our corporate website address is www.superleague.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Common stock offered by us	3,076,924 shares.

Common stock to be outstanding immediately after this offering	18,559,934 shares.

Offering price per share	$2.60 per share of common stock.

Use of proceeds
We intend to use the net proceeds of this offering for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. See "Use of Proceeds" beginning on page S-14 of this prospectus supplement for additional detail.

Risk factors
Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page S-8 this prospectus supplement, beginning on page 6 of the accompanying prospectus and in the documents incorporated herein and therein by reference.

Trading symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol "SLGG.”

The number of shares of common stock to be outstanding immediately after this offering is based on 15,483,010 shares of common stock outstanding as of January 12, 2021, and excludes as of that date

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2,449,485 shares of common stock issuable upon exercise of common stock purchase warrants, with a weighted average exercise price of $9.64 per share;

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1,637,929 shares of common stock issuable upon exercise of options outstanding, with a weighted average exercise price of $5.59 per share; and 588,423 shares of common stock reserved for issuance pursuant to our Amended and Restated 2014 Stock Option and Incentive Plan (the “2014 Plan”); and

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382,144  shares of common stock issuable upon vesting of non-vested restricted stock units outstanding.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to purchase any of our securities, you should carefully consider the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and in other documents that we subsequently file with the SEC that update, supersede or supplement such information, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, the trading price of our common stock could decline materially and you could lose all or part of your investment.

Risks Related to the Ongoing COVID-19 Pandemic

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect certain aspects of our business.

Certain aspects of our business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus (COVID-19). The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could cause a decrease to the attendance of our in-person gaming experiences, or cause certain of our partners, such as Wanda Theaters in China, to avoid holding in person events. Moreover, an epidemic, pandemic, outbreak or other public health crisis, such as COVID-19, could cause members of our team who we rely to manage the logistics of our in person experiences, or on-site employees of partners to avoid any involvement with our in person experiences or other events, which would adversely affect our ability to hold such events. The ultimate extent of the impact of any epidemic, pandemic or other health crisis on aspects of our business, financial condition and results of operations, particularly those arising from in-person events, will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic or other health crisis and actions taken to contain or prevent their further spread, among others. These and other potential impacts of an epidemic, pandemic or other health crisis, such as COVID-19, could therefore adversely affect our business, financial condition and results of operations.

The increase in our direct-to-consumer offerings resulting from social distancing measures and shelter-in-place orders implemented as a result of the ongoing COVID-19 pandemic may not be sustainable and, ultimately, prove unsuccessful.

During fiscal year 2020, we experienced a significant increase in engagement across our digital and online platforms. We believe a driver of the increase was, to a certain extent, the current period of social distancing and mandatory shelter-in-place orders stemming from the COVID-19 pandemic. Although we have experienced an increase in activity, we cannot guarantee that these increases will be sustainable over a long-term period or that we will experience the same level of growth to revenue related to online events and our direct-to-consumer subscription program in the event current social distancing measures are lifted.

Risks Related to our Common Stock and this Offering

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

The public offering price of our common stock in this offering is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase securities in this offering, you will pay an effective price per share of common stock that substantially exceeds our net tangible book value per share after giving effect to this offering. Based on a public offering price of $2.60 per share of common stock, if you purchase securities in this offering, you will experience immediate dilution of $1.59 per share, representing the difference between the public offering price of the securities and our net tangible book value per share as of September 30, 2020, after giving effect to the net proceeds to us from this offering. Furthermore, if any of our outstanding options or warrants are exercised at prices below the public offering price, we grant additional options or other awards under our equity incentive plans or issue additional warrants, you may experience further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. See “Use of Proceeds” on page S-14. We will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management could use the net proceeds for corporate purposes that may not necessarily increase our market value or improve our results of operations.

Although our common stock is listed on the Nasdaq Capital Market, our shares are likely to be thinly traded for some time and an active market may never develop.

Although our common stock is listed on the Nasdaq Capital Market, there is currently a very limited trading market for our common stock, and we cannot ensure that a robust trading market will ever develop or be sustained. Our shares of common stock may be thinly traded, and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock in the future. The market liquidity will be dependent on the perception of our operating business, competitive forces, state of the esports gaming industry, growth rate and becoming cash flow profitable on a sustainable basis, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows, and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate financial public relations firms with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low-priced shares of common stock as collateral for any loans.

Our stock price may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering may fluctuate substantially and may be higher or lower than the public offering price. This may be especially true for companies with a small public float such as ours. The trading price of our common stock following this offering will depend on several factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our common stock include:

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changes to our industry, including demand and regulations;

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we may not be able to compete successfully against current and future competitors;

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competitive pricing pressures;

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our ability to obtain working capital financing as required;

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additions or departures of key personnel;

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sales of our common stock;

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our ability to execute our business plan;

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operating results that fall below expectations;

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loss of any strategic relationship, sponsor or licensor;

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any major change in our management;

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changes in accounting standards, procedures, guidelines, interpretations or principals; and

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economic, geo-political and other external factors.

In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

We may not be able to satisfy listing requirements of Nasdaq or maintain a listing of our common stock on Nasdaq.

Because our common stock is listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq listing requirements, our common stock may be delisted. If we fail to meet any of Nasdaq’s listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock will be influenced in part by any research reports that securities industry analysts publish about us. We may not obtain any future research coverage by securities industry analysts. In the event we are covered by research analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our common stock could be negatively affected.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment will likely be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our common stock for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common stock as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Delaware General Corporation Law. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our common stock will likely depend entirely upon any future price appreciation of our common stock. There is no guarantee that our common stock will appreciate in value after this offering or even maintain the price at which you purchased the common stock. You may not realize a return on your investment in our common stock and you may even lose your entire investment in our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our common stock.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus titled “Prospectus Summary” and “Risk Factors,” in sections of our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequent Quarterly Reports on Form 10-Q titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause such difference, include:

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overall strength and stability of general economic conditions and of the electronic video game sports (“esports”) industry in the United States and globally;

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changes in consumer demand for, and acceptance of, our services and the games that we license for our tournaments and other experiences, as well as online gaming in general;

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changes in the competitive environment, including adoption of technologies, services and products that compete with our own;

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our ability to generate consistent revenue;

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our ability to effectively execute our business plan;

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changes in the price of streaming services, licensing fees, and network infrastructure, hosting and maintenance;

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changes in laws or regulations governing our business and operations;

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our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

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our ability to effectively market our services;

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costs and risks associated with litigation;

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our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights;

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our ability to obtain and enter into new licensing agreements with game publishers and owners;

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changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

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interest rates and the credit markets; and

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  our ability to consummate accretive acquisitions of third parties; and

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other risks and uncertainties described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, which are incorporated herein by reference.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this prospectus, including in the sections entitled “Risk Factors,” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to our Company, including but not limited to the fact that we have only a limited operating history as a public company. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

You should read this prospectus, the documents incorporated herein and those documents filed as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock that we are offering will be approximately $8.0 million, after deducting estimated offering expenses payable by us.

We currently intend to use the net proceeds we receive from this offering for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses. Pending these uses, we may invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

The intended use of net proceeds from this offering represents our expectations based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses described in this prospectus. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital-preservation investments, including short- and intermediate-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2020:

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on an actual basis;

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on an as adjusted basis to reflect the sale by us of 3,076,924 shares of common stock in this offering at a public offering price of $2.60 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read with “Use of Proceeds” in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Quarterly Report on Form 10-Q for the period ended September 30, 2020 and our Annual Report on Form 10-K for the year ended December 31, 2019, each of which are incorporated by reference into this prospectus.

	As of September 30, 2020
	Actual	As Adjusted

Cash	$10,346	$18,311
Long-term note payable	1,205	1,205

Common stock, par value $0.001 per share, 100,000,000 shares authorized, 15,483,010 shares issued and outstanding, actual; 18,559,934 shares issued and outstanding, as adjusted	25	28
Additional paid-in capital	115,025	122,987
Accumulated deficit	(99,804)	(99,804)
Total stockholders’ equity	15,246	23,211
Total capitalization	$16,451	$24,416
 _______________

The number of shares of common stock that will be outstanding after this offering is based on 15,483,010 shares of common stock outstanding as of September 30, 2020, and excludes as of such date:

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2,516,152 shares of common stock issuable upon exercise of common stock purchase warrants, with a weighted average exercise price of $9.61 per share;

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1,653,264 shares of common stock issuable upon exercise of options outstanding, with a weighted average exercise price of $5.80 per share; and 573,088 shares of common stock reserved for issuance pursuant to our 2014 Plan; and

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382,144 shares of common stock issuable upon the vesting of non-vested restricted stock units outstanding.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent the public offering price per share of our common stock exceeds the tangible book value per share of our common stock immediately following this offering. As of September 30, 2020, the tangible book value of our common stock was approximately $10.7 million, or $0.70 per share of common stock based on 15,483,010 shares of our common stock issued and outstanding. Tangible book value per share represents common equity less intangible assets and goodwill, divided by the number of shares of our common stock outstanding.

After giving effect to the sale of shares of our common stock in this offering at a public offering price of $2.60 per share, after deducting the estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2020 would have been approximately $18.7 million. This represents an immediate increase in net tangible book value of 0.31 per share to existing stockholders and an immediate dilution of $1.59 per share to new investors purchasing shares of our common stock in this offering at the public offering price.

The following table illustrates the dilution in net tangible book value per share to new investors:

Public offering price per Share		$2.60

Net tangible book value per share as of September 30, 2020	$0.70
Increase in net tangible book value per share after giving effect to this offering	$0.31

As adjusted net tangible book value per share as of September 30, 2020		$1.01

Dilution per share to new investors in this offering		$1.59

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the vesting of outstanding restricted stock units or the exercise of outstanding stock options or warrants having a per-share exercise price less than the per share offering price to the public in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or equity-linked securities, the issuance of these securities could result in further dilution to our stockholders.

The number of shares of common stock that will be outstanding after this offering is based on 15,483,010 shares of common stock outstanding as of September 30, 2020, and excludes as of such date:

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2,516,152 shares of common stock issuable upon exercise of common stock purchase warrants, with a weighted average exercise price of $9.61 per share;

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1,653,264 shares of common stock issuable upon exercise of options outstanding, with a weighted average exercise price of $5.80 per share; and 573,088 shares of common stock reserved for issuance pursuant to our 2014 Plan; and

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382,144 shares of common stock issuable upon the vesting of non-vested restricted stock units outstanding.

To the extent that any of the foregoing are exercised, investors participating in the offering will experience further dilution.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of January 12, 2021, there were 15,483,010 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Our common stock is traded on the Nasdaq Capital Market under the symbol "SLGG". On January 12, 2021, the last reported sale price of our common stock on The Nasdaq Capital Market was $3.27 per share

The material terms of our common stock are described under the heading "Description of Capital Stock" in the accompanying prospectus beginning on page 10.

PLAN OF DISTRIBUTION

We are offering 3,076,924 shares of common stock pursuant to this prospectus supplement and the accompanying prospectus at an offering price of $2.60 per share. The securities are being offered directly to accredited investors participating in this offering, without a placement agent, underwriter, broker or dealer.

The transfer agent for our common stock is Issuer Direct, 1981 E. Murray Holladay Rd #100, Salt Lake City, Utah 84117. The transfer agent’s telephone number is (801) 272-9294.

Our common stock is traded on the Nasdaq Capital Market under the symbol “SLGG.” On January 12, 2021, the last reported sale price of our common stock on The Nasdaq Capital Market was $3.27 per share.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California.

EXPERTS

The financial statements of Super League Gaming, Inc.  as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019, incorporated in this Prospectus by reference from the Super League Gaming, Inc. Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their reports thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Our common stock is registered with the SEC under Section 12 of the Exchange Act and, accordingly, we are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We maintain a website at http://www.superleague.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

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our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 23, 2020;
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our Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed on May 15, 2020;
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our Quarterly Report on Form 10-Q for the period ended June 30, 2020, filed on August 12, 2020;
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our Quarterly Report on Form 10-Q for the period ended September 30, 2020, filed on November 13, 2020;
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our Current Report on Form 8-K, filed on April 3, 2020;
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our Current Report on Form 8-K, filed on April 28, 2020;
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our Current Report on Form 8-K, filed on May 7, 2020;
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our Current Report on Form 8-K, filed on May 15, 2020;
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our Current Report on Form 8-K, filed on July 24, 2020;
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our Current Report on Form 8-K, filed on September 1, 2020;
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our Current Report on Form 8-K, filed on September 17, 2020;
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our Current Report on Form 8-K, filed on November 4, 2020; and
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the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed on February 21, 2019, including any amendment or reports filed for the purposes of updating this description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide upon request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

Super League Gaming, Inc.
2912 Colorado Ave., Suite #203
Santa Monica, California 90404
(802) 294-2754

This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of the document.

PROSPECTUS

$40,000,000

COMMON STOCK
PREFERRED STOCK
WARRANTS
UNITS

From time to time, we may offer and sell, in one or more offerings, up to $40,000,000 of any combination of the securities described in this prospectus. We may also offer securities as may be issuable upon conversion, repurchase, exchange or exercise of any securities registered hereunder, including any applicable anti-dilution provisions.

This prospectus provides a general description of the securities we may offer from time to time. Each time we offer securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with an offering. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “SLGG.” On April 15, 2020, the last reported sale price per share of our common stock was $3.30 per share.

We may offer and sell our securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. If agents, underwriters or dealers are used to sell our securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

As of April 15, 2020, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $28,339,165, which was calculated in accordance with General Instruction I.B.6 of Form S-3, based on 7,915,968 shares of outstanding common stock held by non-affiliates, at a price per share of $3.58, the closing sale price of our common stock reported on the Nasdaq Capital Market on February 26, 2020.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell the securities described in this prospectus in a public primary offering with a value exceeding more than one-third (1/3) of the aggregate market value of our common stock held by non-affiliates in any twelve (12)-month period, so long as the aggregate market value of our outstanding common stock held by non-affiliates remains below $75.0 million. During the twelve (12) calendar months prior to and including the date of this prospectus, we have not offered and sold any securities pursuant to General Instruction I.B.6 of Form S-3. As a result, we are currently eligible to offer and sell up to an aggregate of approximately $9.44 million of our securities pursuant to General Instruction I.B.6. of Form S-3.

Our business and investing in our securities involve significant risks. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 6 of this prospectus, as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 20, 2020

SUPER LEAGUE GAMING, INC.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered. Each time we offer securities for sale, we will provide a prospectus supplement that contains information about the specific terms of that offering. Any prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information contained or incorporated by reference in this prospectus, and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized, or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

 COMPANY OVERVIEW

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision.

Super League Gaming, Inc. (“Super League,” the “Company,” “we” or “our”) is a global leader in the mission to bring live and digital esports entertainment and experiences directly to everyday competitive gamers around the world. Utilizing our proprietary technology platform, Super League operates physical and digital experiences in partnership with publishers of top-tier game titles and owners/operators of a distributed footprint of venues, a network of digital social and viewing channels, and an association/organization of city-based amateur gaming clubs and teams. In addition to providing premium experiences by operating city-vs-city amateur esports leagues and producing thousands of social gaming experiences across North America and our ever-expanding international footprint, the Super League Network features multiple forms of content celebrating the love of play via social media, live streaming and video-on-demand, along with continuous gameplay and leaderboards. Inside our network is Framerate, a large independent social video esports network powered by user-generated highlight reels, and our exclusive proprietary platform Minehut, providing a social and gameplay forum for the avid Minecraft community. Through our partnerships with high-profile venue owners such as Wanda Theatres in China, and Topgolf and Cinemark Theatres in North America, along with ggCircuit, an esports services company that provides gaming center management software solutions and access to a global network of gaming centers, Super League is committed to supporting the development of local, grassroots player communities, while providing a global, scalable infrastructure for esports competition and engagement. We address not only a wide range of gamers across game titles, ages and skill levels, but also a wide range of content-capture beyond just gameplay. This positions Super League as more than a tournament operator; we are a lifestyle and media company focused on capturing, generating, aggregating and distributing content across the genre of all things esports.

Executive Summary

We believe Super League is on the leading edge of the rapidly growing competitive video gaming industry, which has become an established and vital part of the entertainment landscape. According to Reuters Plus, 2018, gaming is now the world’s favorite form of entertainment, as the gaming industry generated more revenue in 2017 than television, movies and music. At the professional level, thousands of professional players on hundreds of teams compete in dozens of high stakes competitions that draw significant audiences, both in person and online. In addition, the value of brand sponsorships, media rights and prize money continue to rise, as are professional team valuations and the purchase price for securing franchises in professional leagues.

With NewZoo reporting 2.6 billion gamers globally, we believe there is a larger opportunity for the world of mainstream competitive players who want their own esports experience. These amateur gamers are players who enjoy the competition, the social interaction and community, and the entertainment value associated with playing and watching others play. According to Nielsen Esports Playbook, 2017, competitive amateur gamers take part in over eight hours of gameplay and watch up to nine hours of esports-related content each week. We believe this is an under-served market that seeks their own opportunities for team-based play on real playing fields.

Super League is a critically important component in providing the infrastructure for mainstream esports that is synergistic and accretive to the greater esports ecosystem. Over the past five years, we believe we have become the preeminent brand for amateur esports by providing a proprietary software platform that allows our gamers to compete, socialize and spectate premium amateur esports gameplay and entertainment, both physically and digitally. We celebrate everyday competitive gamers and provide a differentiated way for players and spectators to unite around their city clubs and hometown venues for a better, more inclusive social experience not previously available. Not only do we offer premium amateur esports leagues and community, but we are able to leverage our derivative gameplay content to become a comprehensive amateur esports content network. As we expand our city clubs, partner venue network, breadth of game titles and reach into the home, we bring new players into our customer funnel to drive audience growth, and ultimately, consumer and content monetization.

In fiscal year 2019, management focused on the acceleration of development of the building blocks in place for our two primary revenue sources: (1) sponsorships and advertising revenues, the monetization of our content, and (2) direct to consumer revenues, or gamer monetization. Further, as detailed below, we further de-risked the business, achieving game title fluidity, venue diversity, and an enhanced and more scalable technology platform. We also established a premium advertising model for future monetization and expanded our sales team to facilitate delivery, launched our first effort at meaningful consumer monetization, and expanded globally, both digitally and physically.

We offer a variety of ways gamers can engage digitally across our Super League content network and our network of hometown venues serving as the playing fields for recreational esports. In the first quarter of 2020, we expanded our city-based gaming club and league system from 16 to 24 cities across North America, including Canada and Mexico, and we expect further expansion beyond North America in the future.

The fundamental drivers of our business model and monetization strategy are creating deep community engagement through our highly contextualized, local experiences that, when coupled with the critical mass of our large digital audiences, provides the depth and volume for premium content and offer monetization differentiated from a more traditional, commoditized advertising model. The combination of our physical venue network and digital programming channels, with Super League’s technology platform at the hub, creates the opportunity for not just a share of the player’s wallet, but also the advertiser’s wallet. We do this by offering brand sponsors and advertisers a premium marketing channel to reach elusive Generation Z and Millennial gamers and offering players ways to access exclusive tournaments, rewards and programming through our Super League consumer subscription offer and other consumer offerings.

Sponsorships and advertising revenues, the monetization of our content. Traditionally, we have created our own gameplay experiences to generate audience and content and attracted brand and sponsorship dollars to those offers. This continues to be a core source of revenue.

Our potential partners also include game publishers, retailers and brands across various categories who engage us to develop their own customized branded gameplay experiences, powered by our flexible gaming and content technology platform for their own customers.

Additionally, we can monetize our content commercially through advertising revenues on our own digital channels and by selling our content to third-parties.

Direct to Consumer - Gamer monetization. The second way we monetize content is through direct-to-consumer pay walls for access to premium digital and physical experiences and viewing content. We have historically offered a freemium model where consumers can join Super League for free-to-play, casual competitive experiences and charged for access to premium gameplay experiences. We intend to expand our breadth of consumer digital offers in 2020.

To date, our revenues have been weighted towards experience monetization, however we expect to see content monetization begin to emerge as a revenue opportunity.

Key Performance Indicators. We focus on five key performance indicators (“KPIs”), as outlined below, to assess our progress and drive revenue growth. The number of game titles and number of retail partner venues drive audience, introducing more players and spectators to Super League’s gaming and content platform. Growth in physical and digital experiences across a wider portfolio can increase the number of registered users, including subscribers, and number of gameplay hours which will have a significant impact on our content library. This focus on audience and content generation ultimately impacts our viewership, which has an amplification effect on potential revenue streams and customer acquisition.

We significantly outperformed the KPI goals we established at the beginning of 2019, setting us up for fiscal 2020 with a focus on accelerated revenue growth. During 2019, we achieved the following KPI related results:

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Game titles: We ended fiscal 2018 with four game titles in our portfolio and as of the end of fiscal 2019, had over 20 game titles, including the addition of Capcom's Street Fighter® V: Arcade Edition during the second quarter of 2019 and Tencent America's Player Unknown's Battlegrounds Mobile (“PUBG Mobile”), during the third quarter of 2019. The increase in game titles reflects the flexibility of our technology platform and our platform’s ability to rapidly ingest game titles across a wide spectrum of game genres. Further, our digital content network, which features user-generated content submitted to us from any gamer, anywhere, has a limitless library of featured titles. The diversity of our portfolio differentiates us as a truly game-agnostic platform speaking to a wide spectrum of players and viewers.

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Retail Partner Venues: While we are just seeding the build out and monetization of our retail footprint, our national-level announcements with Top golf and ggCircuit LAN centers, as well as our expanded agreement with ggCircuit, which allows us to expand internationally, provides us with access to hundreds of physical venue locations. We ended fiscal 2018 with 46 active venues and grew to over 500 total active venues as of December 31, 2019. Our domestic and global footprint establishes us as a leader in aggregating local esports fields for everyday competitive gamers.

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Registered Users: We ended fiscal 2018 with approximately 300,000 registered users. During the year ended December 31, 2019, we increased our registered users by approximately 227%, to 980,000 registered users. This increase in registered users represents more gamers from whom we can gather user generated content and convert into subscribers and/or upsell into other paid offers.

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Gameplay Hours: As of December 31, 2019, including our live gaming experiences and our expanding digital gameplay channels, we generated approximately 15.0 million hours of gameplay experiences, as compared to approximately 1.8 million full year 2018 gameplay hours. We are just beginning to explore the ways we can repackage and distribute this significant derivative content library for further monetization.

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Viewership: Proving that we can attract viewers to our platform and leverage the audiences our brand partners provide, we generated 120.0 million views during fiscal year 2019, compared to our full-year 2018 views of 925,000, leveraging our own programming and experiences and the significant expansion of our audience reach in connection with the acquisition of Framerate. The increase in views resulted in the exponential growth of our monetizable advertising inventory. Additionally, our increase in views was achieved largely via user generated content submitted to us by our community, significantly limiting the production cost and overall investment required to achieve the growth in viewership in 2019.

Risk Factors

Our business is subject to substantial risk. Please carefully consider the section titled “Risk Factors” on page 6 of this prospectus for a discussion of the factors you should carefully consider before deciding to purchase securities that may be offered by this prospectus.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Selected Risks Related to our Business

Our business is subject to numerous risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects, that you should consider before making an investment decision. Some of the more significant risks and uncertainties relating to an investment in our company are listed below. These risks are more fully described in the “Risk Factors” section of this prospectus immediately following this prospectus summary:

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overall strength and stability of general economic conditions, and of the esports industry, both in the United States and globally;

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changes in consumer demand for, and acceptance of, the game titles that we offer for our tournaments and activities, as well as online multiplayer competitive amateur gaming in general;

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changes in the competitive environment, including new entrants in the market for online amateur competitive gaming, tournaments and competitions that compete with our own;

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competition from new entrants in the amateur esports space, and if we are unable to compete effectively, we may not be able to achieve or maintain significant market penetration or improve our results of operations;

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our ability to generate consistent revenue;

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our ability to effectively execute our business plan;

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changes in the licensing fees charged by the publishers of the most popular online video games;

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changes in laws or regulations governing our business and operations;

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our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

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our ability to effectively market our amateur city leagues, tournaments and competitions;

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our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights; and

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other risks described from time to time in periodic and current reports that we file with the Securities and Exchange Commission (the “SEC ”).

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

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A requirement to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

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An exemption from the auditor attestation requirement on the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

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An extended transition period for complying with new or revised accounting standards;

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Reduced disclosure about our executive compensation arrangements; and

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No non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions from the JOBS Act until the end of the fiscal year in which the fifth anniversary of our initial public offering, or such earlier time when we no longer qualify as an emerging growth company. We would cease to be an emerging growth company on the earlier of (i) the last day of the fiscal year (a) in which we have more than $1.07 billion in annual revenue or (b) in which we have more than $700 million in market value of our capital stock held by non-affiliates, or (ii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens under the JOBS Act. We have irrevocably taken advantage of other reduced reporting requirements in this prospectus, and we may choose to do so in future filings. To the extent we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity interests.

Corporate Information

Super League Gaming, Inc. was incorporated under the laws of the State of Delaware on October 1, 2014 as Nth Games, Inc. On July 13, 2015, we changed our corporate name from Nth Games, Inc. to Super League Gaming, Inc. Our principal executive offices are located at 2906 Colorado Avenue, Santa Monica, California 90404, and our Company telephone number is (802) 294-2754, and our investor relations contact number is (949) 574-3860.

Our corporate website address is www.superleague.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to purchase any of our securities, you should carefully consider the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, any subsequent Quarterly Report on Form 10-Q and our other filings with the SEC, all of which are incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, the trading price of our common stock could decline materially and you could lose all or part of your investment.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this prospectus and the documents incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

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overall strength and stability of general economic conditions and of the electronic video game sports (“esports”) industry in the United States and globally;

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changes in consumer demand for, and acceptance of, our services and the games that we license for our tournaments and other experiences, as well as online gaming in general;

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changes in the competitive environment, including adoption of technologies, services and products that compete with our own;

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our ability to generate consistent revenue;

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our ability to effectively execute our business plan;

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changes in the price of streaming services, licensing fees, and network infrastructure, hosting and maintenance;

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changes in laws or regulations governing our business and operations;

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our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

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our ability to effectively market our services;

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costs and risks associated with litigation;

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our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights;

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our ability to obtain and enter into new licensing agreements with game publishers and owners;

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changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

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interest rates and the credit markets; and

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other risks described from time to time in periodic and current reports that we file with the SEC.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this prospectus, including in the sections entitled “Risk Factors,” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to our Company, including but not limited to the fact that we have no operating history as a public company. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

You should read this prospectus, the documents referenced herein and those documents filed as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus primarily for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses. However, we have no present commitments or agreements to enter into any acquisitions or investments. Pending these uses, we may invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds

DESCRIPTION OF OUR CAPITAL STOCK

General

Our Amended and Restated certificate of incorporation (our “Charter”) authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Summary of Securities

The following description summarizes certain terms of our capital stock, including the number of shares of common stock that are authorized for issuance under our Charter, and the authorization of shares of preferred stock. Because the foregoing is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section you should refer to our Charter and Amended and Restated Bylaws (our “Bylaws”), which are included as exhibits to this prospectus, and to the applicable provisions of Delaware law.

Common Stock

Our Amended and Restated Charter currently authorizes 100.0 million shares of common stock for issuance. As of April 9, 2020, there were 8,573,922 shares of our common stock issued and outstanding, which were held by approximately 160 stockholders of record, approximately 2,516,152 shares of common stock issuable upon exercise of warrants to purchase our common stock, 985,596 shares of common stock issuable upon exercise of options held, 286,671 shares of our common stock issuable upon the vesting of restricted stock units held and 560,234 shares of common stock authorized and available for issuance pursuant to our 2014 Plan. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Neither our Charter or Bylaws do not and will not provide for cumulative voting rights.

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Under our Amended and Restated Charter, our Board of Directors has the authority, without further action by our stockholders, to issue up to 10.0 million shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

As of April 9, 2020, no shares of our authorized preferred stock are outstanding. Because our Board of Directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Anti-Takeover Matters

Charter and Bylaw Provisions

The provisions of Delaware law, our Charter, and our Bylaws include a number of provisions that may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our Bylaws provide that any vacancy on our Board may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. Further, any directorship vacancy resulting from an increase in the size of our Board of Directors, may be filled by election of the Board of Directors, but only for a term continuing until the next election of directors by our stockholders.

No Cumulative Voting

The Delaware General Corporation Law (the “DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless certificate of incorporation of the Company in which they own stock provides otherwise. Neither our Charter nor our Bylaws provide that our stockholders shall be entitled to cumulative voting.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Choice of Forum

Our Bylaws provide that Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Charter or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Because the applicability of the exclusive forum provision is limited to the extent permitted by law, we believe that the exclusive forum provision would not apply to suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), any other claim for which the federal courts have exclusive jurisdiction or concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “SLGG.”

Transfer Agent and Registrar

Our transfer agent is Issuer Direct whose address is 1981 E. Murray Holladay Rd #100, Salt Lake City, Utah 84117 and its telephone number is (801) 272-9294.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements or free writing prospectus, summarizes the material terms and provisions of the warrants that we may offer under this prospectus. Warrants may be offered independently or together with common stock or preferred stock offered by any prospectus supplement or free writing prospectus, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement or free writing prospectus. The terms of any warrants we offer under a prospectus supplement or free writing prospectus may differ from the terms we describe below.

In the event that we issue warrants, we will issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. Forms of these warrant agreements and forms of the warrant certificates representing the warrants, and the complete warrant agreements and forms of warrant certificates containing the terms of the warrants being offered, will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements or free writing prospectus related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement or free writing prospectus the terms relating to a series of warrants. If warrants for the purchase of common stock or preferred stock are offered, the prospectus supplement or free writing prospectus will describe the following terms, to the extent applicable:

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the offering price and the aggregate number of warrants offered;

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the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

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the designation and terms of any series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

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the date on and after which the holder of the warrants can transfer them separately from the related common stock;

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the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which such common stock or preferred stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

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the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

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the date on which the right to exercise the warrants begins and the date on which that right expires;

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federal income tax consequences of holding or exercising the warrants; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement or free writing prospectus. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

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delivering to the warrant agent the payment required by the applicable prospectus supplement or free writing prospectus to purchase the underlying security;

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properly completing and signing the reverse side of the warrant certificate representing the warrants; and

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delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the shares of common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement or free writing prospectus states otherwise, the exercise price of, and the number of securities covered by, a common stock or a preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement or free writing prospectus states otherwise, if we, without receiving payment:

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issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

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pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

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issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

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issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock or preferred stock warrants will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above or as otherwise set forth in the applicable prospectus supplement or free writing prospectus, the exercise price and number of securities covered by a common stock or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of such warrant, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock and preferred stock warrants may have additional rights under the following circumstances:

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certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

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certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

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certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants and preferred stock warrants then outstanding, as applicable, will be entitled to receive, upon exercise of their warrants, the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF UNITS

This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement or free writing prospectus. If so described in a particular prospectus supplement or free writing prospectus, the specific terms of any series of units may differ from the general description of terms presented below.

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of our preferred stock, warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

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the terms of the units and of any of the shares of common stock, shares of preferred stock, or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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a description of the terms of any unit agreement governing the units;

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if appropriate, a discussion of material U.S. federal income tax considerations; and

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a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF CERTAIN PROVISIONS OF DELAWARE LAW AND
OUR CERTIFICATE OF INCORPORATION AND BYLAWS

Certain provisions of Delaware law, our Charter and Bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law.

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

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at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

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the owner of 15% or more of the outstanding voting stock of the corporation;

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an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

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the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our Charter and Bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Charter and Bylaws.

Provisions of our Charter and Bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to or through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

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the name or names of any underwriters or agents, if applicable;

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the purchase price of the securities and the proceeds we will receive from the sale;

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any over-allotment options under which underwriters may purchase additional securities from us;

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any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

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any public offering price;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchange or market on which the securities may be listed.

We may also sell equity securities covered by this registration statement in an “at the market offering” as defined in Rule 415 under the Securities Act. Such offering may be made into an existing trading market for such securities in transactions at other than a fixed price, either:

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On or through the facilities of the Nasdaq Capital Market or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or

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to or through a market maker otherwise than on the Nasdaq Capital Market or such other securities exchanges or quotation or trading services.

Such at-the-market offerings, if any, may be conducted by underwriters acting as principal or agent.

Only underwriters named in a prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement that names the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in accordance with Rule 103 of Regulation M during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and positions of our executive officers, directors and significant employees as of the date of this prospectus.

Name	Age	Position

Executive Officers and Directors:

Ann Hand	51	Chief Executive Officer, President, Chair of the Board
David Steigelfest	52	Chief Product Officer, Director
Clayton Haynes	50	Chief Financial Officer
Matt Edelman	50	Chief Commercial Officer
Samir Ahmed	42	Chief Technology Officer
Jeff Gehl	51	Director
Kristin Patrick	49	Director
Michael Keller	49	Director
Mark Jung	57	Director

Significant Employees:

Andy Babb	51	Executive Vice President of Game Partnerships
Anne Gailliot	44	Chief of Staff, Vice President of Special Projects

There are no arrangements or understandings between our Company and any other person pursuant to which he or she was or is to be selected as a director, executive officer or nominee. Ms. Hand, our President and Chief Executive Officer, is a first cousin of Mr. Gehl, a member of our Board. There are no other family relationships among any of our directors or executive officers. To the best of our knowledge, none of our directors or executive officers have, during the past ten years, been involved in any legal proceedings described in Item 401(f) of Regulation S-K.

Executive Officers

Ann Hand
Chief Executive Officer, President, Chair of the Board

Ms. Hand has served as our Chief Executive Officer, President and Chair of our Board since June 2015. Over the past 20 years, Ms. Hand has served as a market-facing executive with a track record in brand creation and turn- around with notable delivery at the intersection of social impact with consumer trends and technology to create bold offers, drive consumer preference and deliver bottom line results. Prior to joining the Company, from 2009 to 2015, Ms. Hand served as Chief Executive Officer and as a director of Project Frog, a venture-backed firm with a mission to democratize healthy, inspired buildings that are better, faster, greener, and more affordable than traditional construction. From 1998 through 2008, Ms. Hand served in various senior executive positions with BP plc, including Senior Vice President, Global Brand Marketing & Innovation from 2005 to 2008, during which time she led many award-winning integrated marketing campaigns and oversaw the entire brand portfolio of B2C and B2B brands, including BP, Castrol, Arco, am/pm and Aral. Additionally, she served as Chief Executive, Global Liquefied Gas Business Unit with full P&L accountability across 15 countries and 3,000 staff, covering operations, logistics, sales and marketing with over $3 billion in annual revenue. Ms. Hand was recognized by Goldman Sachs - “100 Most Intriguing Entrepreneurs” in 2014, by Fortune - “Top 10 Most Powerful Women Entrepreneurs” in 2013, and Fast Company – “100 Most Creative People” in 2011. Ms. Hand earned a Bachelor of Arts in Economics from DePauw University, an MBA from Northwestern’s Kellogg School of Management, and completed executive education at Cambridge, Harvard and Stanford Universities.

David Steigelfest
Chief Product Officer, Director

Mr. Steigelfest co-founded the Company in 2014 and has served as a director on our Board since that time. In addition, Mr. Steigelfest served has our Chief Product Officer since May 2018. An attorney by education, David has served as an executive and entrepreneur in the digital and technology space for more than 20 years. Prior to co-founding the Company in 2014, Mr. Steigelfest founded rbidr LLC, a media and technology startup and a pioneer in yield management and price optimization software, where he served as Chief Executive Officer from 2008 to 2013. From 2013 to 2014, Mr. Steigelfest worked for Cosi Consulting, where he provided management consulting services ranging from complex project management, PMO, software design, 3rd party software integration and migration, enterprise content management, data management and system-based regulatory compliance to various Fortune 500 companies. From 2001 to 2008, Mr. Steigelfest worked on Wall Street at Deutsche Bank, where he oversaw various multi-million-dollar change management projects. In addition, Mr. Steigelfest previously served as Vice President of eCommerce at Starguide Digital Networks, where he had responsibility over the streaming media portal, CoolCast. CoolCast utilized satellite technology to distribute high quality streaming content into multi-cast enabled networks bypassing Internet bottlenecks. Prior to Starguide, Mr. Steigelfest served as the Director of Product Management at Gateway Computers, where he oversaw Gateway.com and Gateway’s business-to-business extranet system, eSource. In addition, Mr. Steigelfest has consulted for companies of all sizes throughout his career addressing a wide variety of IT and business challenges, including complex business process change, software implementation and e-commerce.  Mr. Steigelfest received a Bachelor of Arts in International Relations and Psychology from Syracuse University, and a JD with an emphasis in business transactions and business law from Widener University School of Law.

Clayton Haynes
Chief Financial Officer

Mr. Haynes was appointed as our Chief Financial Officer in August 2018. From 2001 to August 2018, Mr. Haynes served as Chief Financial Officer, Senior Vice President of Finance and Treasurer of Acacia Research Corporation (NASDAQ: ACTG), an industry-leading intellectual property licensing and enforcement and technology investment company. From 1992 to March 2001, Mr. Haynes was employed by PricewaterhouseCoopers LLP, ultimately serving as a Manager in the Audit and Business Advisory Services practice, where he provided and managed full scope financial statement audit and business advisory services for public and private company clients with annual revenues up to $1 billion in a variety of sectors, including manufacturing, distribution, oil and gas, engineering, aerospace and retail. Mr. Haynes received a Bachelor of Arts in Economics and Business/Accounting from the University of California at Los Angeles, an MBA from the University of California at Irvine Paul Merage School of Business and is a Certified Public Accountant (Inactive).

Matt Edelman
Chief Commercial Officer

Mr. Edelman oversees the Company’s revenue, marketing, content, creative services and business development activities, and has served as our Chief Commercial Officer since July 2017. Mr. Edelman is the owner of PickTheBrain, a leading digital self-improvement business, a board member and marketing committee member of the Epilepsy Foundation of Greater Los Angeles and has over 20 years of experience working in the digital and traditional media and entertainment industries. Since 2001, he has served as an advisor and consultant to numerous digital and media companies, including, amongst others, Nike, Marvel, MTV, Sony Pictures, 20th Century Fox and TV Guide. Prior to joining the Company, from 2014 to 2017, Mr. Edelman served as the Head of Digital Operations and Marketing Solutions at WME-IMG (now Endeavor), where he was responsible for several areas, including digital audience and revenue growth through content, social media and paid customer acquisition across the company’s global live events business within sports, fashion culinary and entertainment verticals; digital marketing services for consumer brands, college athletics programs and talent; and management of direct-to-consumer digital content businesses, including both eSports and Fashion OTT properties. From 2010 to 2013, Mr. Edelman served as the Chief Executive Officer of Glossi (previously ThisNext), an authoring platform enabling individuals to create their own digital magazines. Previously, Mr. Edelman also founded and/or served in executive positions at multiple early stage digital media companies. Mr. Edelman earned a Bachelor of Arts in Politics from Princeton University.

Samir Ahmed
Chief Technology Officer

Mr. Ahmed was appointed as Chief Technology Officer in July 2019. Mr. Ahmed served as Head of Consumer Technology from February 2018 to July 2019 for IMDb, an Amazon company that is an authoritative website about movies, television and celebrities. In addition, from February 2016 to February 2018, Mr. Ahmed served as Chief Architect and Vice President of Technology at Fandango, where he led the acquisition transition and rebranding of M-GO to FandangoNOW, and from August 2014 to February 2016, he served as Chief Technology Officer of M-GO prior to its acquisition by Fandango. Mr. Ahmed holds a master’s degree in computer science applied to business services from the University of Rennes 1.

Board of Directors

Ann Hand
Chief Executive Officer, President, Chair of the Board

Please see Ms. Hand’s biography in the preceding section under the heading “Executive Officers.”

Ms. Hand’s extensive background in corporate leadership and her practical experience in brand creation and turn- around directly align with the Company’s focus, and ideally position her to make substantial contributions to the Board, both as Chair of the Board and as the leader of the Company’s executive team.

David Steigelfest
Chief Product Officer, Director

Please see Mr. Steigelfest’s biography in the preceding section under the heading “Executive Officers.”

As a co-founder of the Company and a lead developer of the Company’s platform, Mr. Steigelfest provides the Board with critical insight into the technological aspects of the Company’s operations and the ongoing development of the platform, attributes that make Mr. Steigelfest a particularly valued member of the Board.

Jeff Gehl
Independent Director

Mr. Gehl has served as a director on our Board since 2015. Mr. Gehl is a Co-Owner at VLOC LLC. Since 2001, Mr. Gehl has been a Managing Partner of RCP Advisors. Mr. Gehl is responsible for leading RCP's client relations function and covering private equity fund managers in the Western United States. He is a General Partner of BKM Capital Partners, L.P. Previously, Mr. Gehl was an Advisor at Troy Capital Partners until 2018. In addition, Mr. Gehl founded and served as Chairman and Chief Executive Officer of MMI, a technical staffing company, and acquired Big Ballot, Inc., a sports marketing firm. He currently serves as a Director of P10 Industries, Inc., a Director of Veritone, Inc. (NASDAQ: VERI) and an Advisory Board member of several of RCP’s underlying funds, as well as Accel-KKR and Seidler Equity Partners. Mr. Gehl was the Manager of VLOC. Mr. Gehl received the 1989 “Entrepreneur of the Year” award from University of Southern California’s Entrepreneur Program. He obtained a Bachelor of Science in Business Administration from the University of Southern California's Entrepreneur Program.

Mr. Gehl’s wide range of experience in financing, developing and managing high-growth technology companies, as well as his entrepreneurial experience, has considerably broadened the Board’s perspective, particularly as the Company engaged in capital raising activities to fund the early stages of its development. Mr. Gehl also serves as our Board-designated “audit committee financial expert,” as the Chair of the Board’s Audit Committee and as a member of the Nominating and Corporate Governance Committee.

Kristin Patrick
Independent Director

Ms. Patrick has served as a director on our Board since November 2018, and currently serves as Global Chief Marketing Officer of Soda Brand at Pepsico, Inc., a position she has held since June 2013. Prior to her time with Pepsico, Inc., Ms. Patrick served as Chief Marketing Officer of Playboy Enterprises, Inc. from November 2011 to June 2013, and as Executive Vice President of Marketing Strategy for William Morris Endeavor from January 2010 to November 2011. Ms. Patrick has also held senior marketing positions at Liz Claiborne's Lucky Brand, Walt Disney Company, Calvin Klein, Revlon and NBC Universal and Gap, Inc. A Brandweek "Next Gen Marketer" and Reggie Award recipient, Ms. Patrick received her Bachelor of Arts from Emerson College and J.D. from Southwestern University.

As we continue to expand the visibility of our Brand, we believe Ms. Patrick will provide instrumental input on our marketing efforts, and will assist the Board and management with initiating marketing programs to enable us to meet our short-term and long-term growth objectives. Ms. Patrick also serves as a member of the Board’s Compensation Committee and the Nominating and Corporate Governance Committee.

Michael Keller
Independent Director

Mr. Keller has served as a director on our Board since November 2018. From July 2014 to February 2018, Mr. Keller served as an advisor and board member for Cake Entertainment, an independent entertainment company specializing in the production, distribution, development, financing and brand development of kids’ and family properties, as managing director of Tiedemann Wealth Management from March 2008 to December 2013, as co-founder and principal of Natrica USA, LLC from August 2006 to March 2008 and as Senior Vice President of Brown Brothers Harriman Financial Services from July 1996 to June 2006. Mr. Keller earned his Bachelors of Arts in History from Colby College.

With over 15 years of experience in asset and portfolio management, and experience in helping companies gain exposure for their products and services, including in the entertainment industry, we believe Mr. Keller provides our Board with useful insight that will help us as we allocate resources to expand the utility of our platform and other technologies. Mr. Keller also serves as Chair of the Board’s Nominating and Corporate Governance Committee and as a member of the Audit Committee and the Compensation Committee.

Mark Jung
Independent Director

Mr. Jung has served as a director on our Board since July 2019. Mr. Jung currently serves as an independent consultant to multiple media and technology companies. Previously, Mr. Jung served on the board of directors of Accela, a leading provider of cloud-based productivity and civic engagement solutions for government, from March 2016 to April 2019. During his tenure on the board of Accel, Mr. Jung also held executive management positions for Accela, including as Chairman and interim Chief Executive Officer from August 2016 to March 2017 and from April 2018 to October 2018, as well as serving as Executive Chairman from March 2017 to April 2018. Prior to Accela, Mr. Jung served as Executive Chairman of OL2, a leading cloud solutions provider for gaming and graphics-rich applications, from May 2013 to March 2015. Currently, Mr. Jung serves as a member of the board of directors of Millennium Trust Company, a leading financial services company offering niche alternative custody solutions to institutions, advisors and individuals; lnMar, a provider of intelligent commerce network solutions; Samba Safety, a provider of driver risk management solutions; and ReadyUp, a provider of an esports platform for player networking and team management. Mr. Jung graduated with a BS in engineering from Princeton University and received his MBA from Stanford University Graduate School of Business.

With over three decades of experience serving as a C-suite executive at several prominent companies within the digital entertainment and video game industries, and extensive public and private board member experience, we believe Mr. Jung provides our Board with invaluable knowledge and insight regarding key strategies and best practices for building gaming communities and creating a demand for gaming-related content in the market that can accelerate our audience development and content monetization strategies, and will also share key learnings with Super League gained from his experience navigating the transition of companies from private to public. Mr. Jung also serves as Chair of the Board’s Compensation Committee and as a member of the Audit Committee.

Significant Employees

Andy Babb
Executive Vice President of Game Partnerships

Mr. Babb overseas the Company’s game strategy and publisher and developer relationships and has served as our Executive Vice President of Game Partnerships since September 2015. Prior to joining the Company, from 2007 to 2015, Mr. Babb served as President of Brandissimo, Inc., the company that created and developed NFL RUSH, including NFL RUSH Zone, a multiplayer online virtual game world, and over 100 NFL video games and apps. From 2006 to 2007, Mr. Babb served as the President of Infusio-NA, a French mobile video game publisher, and for ten years prior to that, he managed business development for Take Two Interactive, 2K Games and SegaSoft. Throughout his career, Mr. Babb has published over 200 video games across console, handheld, PC, online and mobile platforms. He earned a Bachelor of Arts in Communications Studies from the University of California Los Angeles and an MBA from Stanford University.

Anne Gailliot
Chief of Staff, Vice President of Special Projects

Ms. Gailliot has served as our Chief of Staff since July 2015, as well as our Vice President of Special Projects since 2016. She provides oversight to strategic programs and partnerships, ranging from theatre relationships, the development of a national contracted workforce, our after-school programs, and end-to-end live event execution. Prior to joining the Company, Ms. Gailliot served as Chief of Staff of Project Frog from 2007 to 2015, where she led strategic and financial planning and supported supply chain optimization. Before pursuing a graduate degree, Anne spent several years at the National Trust for Historic Preservation managing grant programs, community advocacy efforts, and local leadership development initiatives for the western region. Ms. Gailliot earned a Bachelor of Arts in Art History from Princeton University and an MBA from University of Pennsylvania – the Wharton School.

Board Composition and Election of Directors

Board Composition

Our Board currently consists of six members. Each of our continuing directors will serve until our next annual meeting of stockholders or until his or her successor is elected and duly qualified. Our Board is authorized to appoint persons to the offices of Chair of the Board of Directors, Vice Chair of the Board of Directors, Chief Executive Officer, President, one or more Vice Presidents, Chief Financial Officer, Treasurer, one or more Assistant Treasurers, Secretary, one or more Assistant Secretaries, and such other officers as may be determined by the Board. The Board may also empower the Chief Executive Officer, or in absence of a Chief Executive Officer, the President, to appoint such other officers and agents as our business may require. Any number of offices can be held by the same person.

Director Independence

Our Board has determined that four of its directors qualify as independent directors, as determined in accordance with the rules of the Nasdaq Stock Market, consisting of Ms. Patrick and Messrs. Gehl, Keller and Jung. Under the applicable listing requirements of the Nasdaq Capital Market, we are permitted to phase in our compliance with the majority independent board requirement of the Nasdaq Stock Market rules within one year of our listing on Nasdaq. The director independence definition under the Nasdaq Stock Market rule includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq Stock Market rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Ms. Hand, our President and Chief Executive Officer, is a first cousin of Mr. Gehl, a member of our Board. There are no other family relationships among any of our directors or executive officers.

Role of Board in Risk Oversight Process

Our Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business, and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk. Cybersecurity risk is a key consideration in our operational risk management capabilities. We are in the process of instituting a formal information security management program, which will be subject to oversight by, and reporting to, our Board. Given the nature of our operations and business, cybersecurity risk may manifest itself through various business activities and channels and is thus considered an enterprise-wide risk which is subject to control and monitoring at various levels of management throughout the business. Our Board will oversee and review reports on significant matters of corporate security, including cybersecurity. In addition, we maintain specific cyber insurance through our corporate insurance program, the adequacy of which is subject to review and oversight by our Board.

Our audit committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, our audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. Our compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. Matters of significant strategic risk are considered by our Board as a whole.

Board Committees and Independence

Our Board has established the following three standing committees: audit committee, compensation committee, and nominating and governance committee. Our Board has adopted written charters for each of these committees. Upon completion of this offering, we intend to make each committee’s charter available under the Corporate Governance section of our website at www.superleague.com/corporategovernance. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee

Our audit committee is currently comprised of Jeff Gehl, who serves as the committee chair, Michael Keller and Mark Jung, each of whom are independent directors as determined in accordance with the rules of the Nasdaq Stock Market. The audit committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. Pursuant to its charter, the audit committee’s responsibilities include, among other things:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm ;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

●	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

●	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

●
reviewing and discussing our annual audited financial statements and quarterly financial statements with management and the independent auditor, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations ,” prior to the release of such information;

●	reviewing and reassessing the adequacy of the audit committee’s charter, at least annually;

●	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

●
reviewing on a periodic basis, or as appropriate, our policies with respect to risk assessment and management, and our plan to monitor, control and minimize such risks and exposures, with the independent public accountants, internal auditors, and management;

●	reviewing any earnings announcements and other public announcements regarding our results of operations;

●	preparing the report that the SEC requires in our annual proxy statement, upon becoming subject to the Exchange Act;

●
complying with all preapproval requirements of Section 10A(i) of the Exchange Act and all SEC rules relating to the administration by the audit committee of the auditor engagement to the extent necessary to maintain the independence of the auditor as set forth in 17 CFR Part 210.2-01(c)(7);

●	administering the policies and procedures for the review, approval and/or ratification of related party transactions involving the Company or any of its subsidiaries; and

●	making such other recommendations to the Board on such matters, within the scope of its function, as may come to its attention and which in its discretion warrant consideration by the Board.

Our Board has affirmatively determined that all members of our audit committee meet the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. Our Board has determined that Mr. Gehl qualifies as an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq Stock Market rules and regulations. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

Compensation Committee

Our compensation committee is currently comprised of Mark Jung, who serves as the committee chair, Kristin Patrick and Michael Keller, each of whom are independent directors as determined in accordance with the rules of the Nasdaq Stock Market. The compensation committee’s main function is to assist our Board in the discharge of its responsibilities related to the compensation of our executive officers. Pursuant to its charter, the compensation committee is primarily responsible for, among other things:

●
reviewing our compensation programs and arrangements applicable to our executive officers, including all employment-related agreements or arrangements under which compensatory benefits are awarded or paid to, or earned or received by, our executive officers, and advising management and the Board regarding such programs and arrangements;

●
reviewing and recommending to the Board the goals and objectives relevant to CEO compensation, evaluating CEO performance in light of such goals and objectives, and determining CEO compensation based on the evaluation ;

●	retaining, reviewing and assessing the independence of compensation advisers;

●	monitoring issues associated with CEO succession and management development;

●	overseeing and administering our equity incentive plans;

●	reviewing and making recommendations to our Board with respect to compensation of our executive officers and senior management;

●	reviewing and making recommendations to our Board with respect to director compensation;

●
endeavoring to ensure that our executive compensation programs are reasonable and appropriate, meet their stated purpose (which, among other things, includes rewarding and creating incentives for individuals and Company performance), and effectively serve the interests of the Company and our stockholders; and

●
upon becoming subject to the Exchange Act, preparing and approving an annual report on executive compensation and such other statements to stockholders which are required by the SEC and other governmental bodies.

Nominating and Governance Committee

Our nominating and governance committee is currently comprised of Michael Keller, who serves as the committee chair, Kristin Patrick and Jeff Gehl, each of whom are independent directors as determined in accordance with the rules of the Nasdaq Stock Market. Pursuant to its charter, the nominating and governance committee is primarily responsible for, among other things:

●	assisting the Board in identifying qualified candidates to become directors, and recommending to our Board nominees for election at the next annual meeting of stockholders;

●	leading the Board in its annual review of the Board’s performance;

●	recommending to the Board nominees for each Board committee and each committee chair;

●	reviewing and overseeing matters related to the independence of Board and committee members, in light of independence requirement of the Nasdaq Stock Market and the rules and regulations of the SEC;

●	overseeing the process of succession planning of our CEO and other executive officers; and

●	developing and recommending to the Board corporate governance guidelines, including our Code of Business Conduct, applicable to the Company.

Board Diversity

Upon the closing of this offering, our nominating and governance committee will be responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

●	personal and professional integrity, ethics and values;

●	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

●	experience as a board member or executive officer of another publicly-held company;

●	strong finance experience;

●	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

●	diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;

●	experience relevant to our business industry and with relevant social policy concerns; and

●	relevant academic expertise or other proficiency in an area of our business operations.

Currently, our Board evaluates, and following the closing of this offering will evaluate, each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee, at any time, have been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers on our Board of Directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our employees, officers and directors. We provide our Code of Business Conduct and Ethics under the Corporate Governance section of our website at www.superleague.com/corporategovernance/. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus. We intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of these provisions, on our website or in our filings with the SEC under the Exchange Act.

Limitation of Liability and Indemnification

Our Charter and our Bylaws provide the indemnification of our directors and officers to the fullest extent permitted under the DGCL. In addition, the Charter provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director and that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

As permitted by the DGCL, we have entered into or plan to enter into separate indemnification agreements with each of our directors and certain of our officers that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We expect to obtain and maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION

We are an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years. Further, our reporting obligations extend only to our “named executive officers,” who are those individuals serving as our principal executive officer and our two other most highly compensated executive officers who were serving as executive officers at December 31, 2019, the end of the last completed fiscal year (the “Named Executive Officers”).

We have identified Ann Hand, David Steigelfest and Matt Edelman as our Named Executive Officers for the year ended December 31, 2019. Our Named Executive Officers for our fiscal year ending December 31, 2020 could change, as we may hire or appoint new executive officers.

For the fiscal years ended December 31, 2019 and 2018, compensation for our Named Executive Officers was as follows:

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Ann Hand	2019	$ 400,000	$ 350,000(2)	-	$ -		$ 750,000
Chief Executive Officer, President	2018	$ 400,000	$ 100,000(2)	-	$ 3,526,000	-	$ 4,026,000
David Steigelfest	2019	$ 300,000	$ 105,000		$ -		$ 405,000
Chief Product Officer	2018	$ 300,000	-	-	$ 833,000	-	$ 1,133,000
Matt Edelman	2019	$ 300,000	$ -		$ -		$ 300,000
Chief Commercial Officer	2018	$ 300,000	$ -	-	$ 378,000	-	$ 678,000

(1)
This column represents the grant date fair value calculated in accordance with the FASB’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”). The methodology used to calculate the estimated value of the equity awards granted is set forth under Note 2 and Note 8 to the audited Financial Statements as of and for the years ended December 31, 2019 and 2018, included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus. These amounts do not represent the actual value, if any, that may be realized by the Named Executive Officers.

(2)	Refer to “Employment Agreements and Potential Payments upon Termination or Change of Control” below for additional information.

Elements of Compensation

Our executive compensation program consisted of the following components of compensation during the years ended December 31, 2019 and 2018:

Base Salary

Each of our executive officers receives a base salary for the expertise, skills, knowledge and experience he or she offers to our management team. The base salary of each of our executive officers is re-evaluated annually, and may be adjusted to reflect:

●	the nature, responsibilities, and duties of the officer’s position;

●	the officer’s expertise, demonstrated leadership ability, and prior performance;

●	the officer’s salary history and total compensation, including annual equity incentive awards; and

●	the competitiveness of the officer’s base salary.

Equity Incentive Awards

We believe that to attract and retain management, key employees and non-management directors, the compensation paid to these persons should include, in addition to base salary, annual equity incentives. Our compensation committee determines the amount and terms of equity-based compensation granted to each individual. In determining whether to grant certain equity awards to our executive officers, the compensation committee assesses the level of the executive officer’s achievement of meeting individual goals, as well as the executive officer’s contribution towards goals of the Company. Whenever possible, equity incentive awards are granted under our stock option plan. However, due to a prior lack of shares available for issuances under the 2014 Plan, we have granted certain awards in the form of warrants to key executive officers in the past.

Employment Agreements and Potential Payments upon Termination or Change of Control

Ann Hand

On June 16, 2017, we entered into an employment agreement with Ms. Hand to serve as our Chief Executive Officer, President and Chair of the Board. The initial term of the agreement is three years (the “Hand Initial Term”), and provided that neither party provides 30 days’ notice prior to the expiration of the Hand Initial Term or a Renewal Term (defined below) of their intent to allow the agreement to expire and thereby terminate, the agreement shall continue in effect for successive periods of one year (each, a “Hand Renewal Term”). The employment agreement with Ms. Hand provides for a base annual salary of $400,000, which amount may be increased annually, at the sole discretion of the Board. Additionally, Ms. Hand shall be entitled to (i) an annual cash bonus, the amount of which shall be determined by our compensation committee, (ii) health insurance for herself and her dependents, for which the Company shall pay 90% of the premiums, (iii) reimbursement for all reasonable business expenses, and (iv) participate in the Company’s 401(k) Plan upon the Board electing to institute it. As additional compensation, Ms. Hand was issued a warrant to purchase 100,000 shares of Company Common Stock at an exercise price of $10.80 per share (the “Hand Warrant”). The warrant has a ten-year term and shall vest at a rate of 1/36th per month, subject to the acceleration of all unvested shares upon a Change of Control, as defined in the employment agreement.

Ms. Hand’s employment agreement is terminable by either party at any time. In the event of termination by us without Cause or by Ms. Hand for Good Reason, as those terms are defined in the agreement, she shall receive a severance package consisting of the following: (i) all accrued obligations as of the termination date; (ii) a cash payment equal to the greater of (A) her base annual salary for 18 months, payable 50% upon termination, 25% 90 days after the termination date and 25% 180 days after the termination date, or (B) the remaining payments due for the term of the agreement; and (iii) an additional 18 months’ vesting on the Hand Warrant. In the event of termination by us with Cause or by Ms. Hand without Good Reason, Ms. Hand shall be entitled to all salary and benefits accrued prior to the termination date, and nothing else; provided, however, that Ms. Hand shall be entitled to exercise that portion of the Hand Warrant that has vested as of the effective date of the termination until the Hand Warrant’s expiration.

Ms. Hand’s employment agreement was amended and restated on November 15, 2018, pursuant to which the Hand Initial Term of the agreement was extended through December 31, 2021, with the terms of the Hand Renewal Term remaining the same. In addition, under the terms of the amended and restated employment agreement, Ms. Hand shall be entitled to the following compensation: (i) a base annual salary of $400,000, which amount may be increased annually, at the sole discretion of the Board; (ii) cash bonuses as follows: (a) $100,000 upon the close of a fully subscribed $10.0 million private placement of 9.00% secured convertible promissory notes, (b) $250,000 upon the consummation of the Company’s IPO or a private financing of not less than $15.0 million (a “Qualified Financing”), (c) $150,000, payable in three increments of $50,000 upon achievement of certain milestones, as determined by the compensation committee; (iii) health insurance for herself and her dependents, for which the Company shall pay 90% of the premiums; (iv) reimbursement for all reasonable business expenses; and (v) participate in the Company’s 401(k) Plan upon the Board electing to institute it. As additional compensation, Ms. Hand was also granted (i) a ten-year common stock purchase warrant to purchase up to 250,000 shares of the Company’s common stock, exercisable at $10.80 per share, which vested as follows: (a) 25% immediately upon issuance, (b) 50% upon the consummation of the Company’s IPO or a Qualified Financing, and (c) 25% on the one-year anniversary of the IPO or a Qualified Financing; and (ii) ten-year stock options to purchase 166,667 shares of Common Stock, exercisable at $10.80 per share, which vested as follows: (a) 50% upon consummation of the Company’s IPO or a Qualified Financing, (b) 25% upon achievement of 300,000 registered users, and (c) 25% upon achievement of 400,000 registered users. Further, pursuant to the terms of the amended and restated employment agreement, in the event that Ms. Hand is terminated other than for Cause, Ms. Hand shall be entitled to receive all of her severance benefits on the effective date of termination.

David Steigelfest

Effective October 31, 2016, we entered into an employment agreement with Mr. Steigelfest to serve as our Chief Technology Officer. The initial term of the agreement is two years (the “Steigelfest Initial Term”), and provided that neither party provides 30 days' notice prior to the expiration of the Steigelfest Initial Term or a Steigelfest Renewal Term of their intent to allow the agreement to expire and thereby terminate, the agreement shall continue in effect for successive periods of one year (each, a “Steigelfest Renewal Term”). The employment agreement with Mr. Steigelfest provides for a base annual salary of $270,000, which amount may be increased annually, at the sole discretion of the Board and was increased to $300,000 by the Board in the fourth quarter of 2017. Additionally, Mr. Steigelfest shall be entitled to (i) health insurance for himself and his dependents, for which the Company shall pay 50% of the premiums, (ii) reimbursement for all reasonable business expenses, and (iv) participate in the Company’s 401(k) Plan upon the Board electing to institute it.

Mr. Steigelfest’s employment agreement is terminable by either party at any time. In the event of termination by us without Cause, as defined in the agreement, he shall be entitled to all salary and benefits accrued prior to the date of termination, as well as six months of accelerated vesting of the Option from the date of termination. In the event of termination by us with Cause, Mr. Steigelfest shall be entitled to all salary accrued prior to the termination date, and nothing else; provided, however, that Mr. Steigelfest shall be entitled to exercise any stock options that have vested prior to the date of termination.

Mr. Steigelfest’s employment agreement was amended and restated on November 1, 2018, pursuant to which the Steigelfest Initial Term of the agreement was extended to two years from November 1, 2018 and Mr. Steigelfest shall serve as both the Company’s Chief Technology Officer and Chief Product Officer. Effective July 22, 2019, in connection with the hiring of Samir Ahmed, the Company’s current Chief Technology Officer, Mr. Steigelfest now serves as the Company’s Chief Product Officer. In addition, under the terms of the amended and restated employment agreement, Mr. Steigelfest shall be entitled to the following compensation: (i) a base annual salary of $300,000, which amount may be increased annually, at the sole discretion of the Board; (ii) cash bonuses as follows: (a) $50,000 upon the consummation of the Company’s IPO or a Qualified Financing, (b) $75,000, payable in five separate increments of $15,000 upon achievement of certain milestones, as determined by the compensation committee, and (c) $100,000, payable in four separate increments of $25,000 upon achievement of certain milestones on or before June 30, 2019; (iii) health insurance for himself and his dependents, for which the Company shall pay 90% of the premiums; (iv) reimbursement for all reasonable business expenses; and (v) participate in the Company’s 401(k) Plan upon the Board electing to institute it. As additional compensation, Mr. Steigelfest was also granted ten-year stock options to purchase 100,000 shares of Common Stock, exercisable at the same price per share of the Company’s IPO, which shall vest in accordance with the Company’s traditional vesting schedule. Further, pursuant to the terms of the amended and restated employment agreement, in the event that Mr. Steigelfest is terminated other than for Cause, Mr. Steigelfest shall be entitled to receive cash equal to his annual base salary for one year on the effective date of termination.

Matt Edelman

Effective November 1, 2018, we entered into an employment agreement with Mr. Edelman to serve as our Chief Commercial Officer. The initial term of Mr. Edelman’s employment agreement is two years (the “Edelman Initial Term”), and provided that neither party provides 30 days’ notice prior to the expiration of the Edelman Initial Term or an Edelman Renewal Term (defined below) of their intent to allow the agreement to expire and thereby terminate, the agreement shall continue in effect for successive periods of one year (each, an “Edelman Renewal Term”). The employment agreement with Mr. Edelman provides for a base annual salary of $300,000, which amount may be increased annually, at the sole discretion of the Board. Additionally, Mr. Edelman shall be entitled to (i) health insurance for himself and his dependents, for which the Company shall pay 90% of the premiums, (ii) reimbursement for all reasonable business expenses, and (iii) participate in the Company’s 401(k) Plan upon the Board electing to institute it.

Mr. Edelman’s employment agreement is terminable by either party at any time. In the event of termination by us without Cause, as defined in the agreement, he shall be entitled to the following severance payment based upon his length of employment with the Company and his existing annual salary, which he shall receive 30 days after the final day of his employment: (i) from six to nine months of employment, one month of severance pay; (ii) from nine months to one year of employment, two months of severance pay; (iii) from one year to two years of employment, three months of severance pay; and (iv) for each additional year of employment beyond one year, one additional month of severance pay; provided, however, that in the event of a change of control transaction involving the Company, Mr. Edelman shall be entitled to six months of severance pay. In the event of such termination, and in order to receive the foregoing severance benefits, Mr. Edelman shall be required to execute a mutually agreed upon Mutual Release agreement. In the event of termination by us with Cause, Mr. Edelman shall be entitled to all salary accrued prior to the termination date, and nothing else; provided, however, that Mr. Edelman shall be entitled to exercise any stock options that have vested prior to the date of termination.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses outstanding stock option awards held by each of the Named Executive Officers as of December 31, 2019:

		Option/Warrant Awards
Name	Grant Date	Number of securities underlying unexercised options/ warrants (#) Exercisable	Number of securities underlying unexercised options/ warrants (#) Unexercisable	Option/ warrant exercise price ($)	Option/ warrant expiration date

Ann Hand	6/5/15	166,667	-	$ 9.00	6/5/25
	6/16/17	51,334	-	$ 9.00	6/15/27
	6/16/17	32,000	-	$ 10.80	6/15/27
	6/16/17	91,667	8,333(1)	$ 10.80	6/6/27
	10/31/18	166,667	-(2)	$ 10.80	10/31/28
	10/31/18	187,500	62,500(3)	$ 10.80	10/31/28
David Steigelfest	10/16/14	116,667	-	$ 0.30	10/15/24
	12/21/15	833	-	$ 9.00	12/21/25
	6/16/17	34,669		$ 9.00	6/15/27
	6/16/17	32,000		$ 10.80	6/15/27
	10/31/18	29,166	70,834(4)	$ 10.80	10/31/28
Matt Edelman	7/24/17	39,536	25,904(5)	$ 10.80	7/24/27
	6/29/18	6,250	10,417(6)	$ 10.80	6/29/28
	10/31/18	25,000	-	$ 10.80	10/31/28

(1)
Represents a warrant to purchase shares of our common stock, which warrant vests 2,778 shares per month, and becomes fully vested on June 6, 2020. The warrant was issued in lieu of options due to the lack of sufficient available shares authorized for issuance under the 2014 Plan.

(2)
Represents an option to purchase shares of our common stock which 50% vested upon consummation of the Company’s IPO, 25%, on April 30, 2019 upon achievement of target registered users, and 25%, on June 30, 2019, upon achievement of target registered users.

(3)
Represents a warrant to purchase shares of our common stock, which warrant vested 25% immediately upon issuance and 50% upon the consummation of the Company’s IPO, and the remaining 25% vests on the one-year anniversary of the IPO or a Qualified Financing.

(4)
Represents an option to purchase shares of our common stock, which option vested with respect to 25,000 shares on October 31, 2019, and the remainder vesting at a rate of 2,084 shares per month, and becomes fully vested on October 30, 2022.

(5)
Represents an option to purchase shares of our common stock, which option vested with respect to 16,360 shares on July 24, 2018, and then at a rate of 1,364 shares per month, and becomes fully vested on July 24, 2021.

(6)
Represents an option to purchase shares of our common stock, which option shall vest with respect to 4,167 shares on October 31, 2019, and then at a rate of 348 shares per month, and becomes fully vested on October 30, 2022.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides a summary of the securities authorized for issuance under our equity compensation plans as of December 31, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2014 Plan	1,486,689	$ 8.94	308,479
Equity compensation plans not approved by security holders	93,000	7.74	N/A
Total	1,579,689	$ 8.86	308,479

Stock Option and Incentive Plan

2014 Stock Option and Incentive Plan

Our Board unanimously approved the 2014 Plan on October 13, 2014. The 2014 Plan was subsequently amended in May 2015, May 2016, July 2017 and October 2018. The maximum number of shares of common stock issuable under the 2014 Plan is currently 1,833,334 shares, subject to adjustments for stock splits, stock dividends or other similar changes in our common stock or our capital structure.

Our 2014 Plan provides for the grant of (a) Incentive Stock Options (within the meaning of Section 422 of the Code) to our full-time employees (“Employees”), subject to the requirements of Section 422(c)(6) where an Employee owns 10% or more of our voting stock outstanding; (b) Non-Qualified Options (together with Incentive Stock Options, “Options”); (c) stock awards; and (d) performance shares to any individual who is (i) an Employee, (ii) a member of our Board, or (iii) an independent contractor who provides services for the Company.

Plan Administration

Pursuant to the 2014 Plan, our Board has delegated the authority to administer the 2014 Plan to the Board’s compensation committee (the “Committee”). Subject to the provisions of our 2014 Plan, the Committee has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise. The Committee also has the authority to amend, modify, extend renew or terminate outstanding Options, or may accept the cancellation of outstanding Options, whether or not granted under the 2014 Plan, in return for the grant of new Options at the same or a different price. Additionally, the Committee may shorten the vesting period, extend the exercise period, remove any or all restrictions or convert an Incentive Option to a Non-Qualified Option, if, at its sole discretion, it determines that such action is in the best interest of the Company; provided, however, that any modification made to outstanding Options requires the prior consent of the holder(s) of such Options, unless the Committee determines that the action would not materially and adversely affect such holder(s).

Incentive Stock Options

The exercise price of Incentive Stock Options granted under our 2014 Plan must at least be equal to 100% of the fair market value of our common stock on the date of grant. The term of an Incentive Stock Option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

Non-Qualified Stock Options

The exercise price of Non-Qualified Options granted under our 2014 Plan must at least be equal to 85% of the fair market value of our common stock on the date of grant. The term of a Non-Qualified Stock Option may not exceed ten years.

Stock Awards or Sales

Eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services. The purchase price for the shares shall not be less than 100% of the fair market value of the shares on the date of issuance, and payment may be in the form of cash or past services rendered. Eligible individuals shall have no stockholder rights with respect to any unvested restricted shares or restricted share units issued to them under the stock award or sales program, however, eligible individuals shall have the right to receive any regular cash dividends paid on such shares.

Termination of Relationship

Except as the Committee may otherwise determine with respect to a Non-Qualified Stock Option, if the holder of an Option ceases to have a Relationship (as defined in the 2014 Plan) with the Company for any reason other than death or permanent disability, any Options granted to him shall terminate 90 days from the date on which such Relationship terminates; provided, however, that no Option may be exercised or claimed by the holder of an Option following the termination of his Relationship for Cause (as defined in the 2014 Plan). In the event that the Relationship terminates as a result of the death or permanent disability of the Option holder, any Options granted to him shall terminate one year from the date of his death or termination due to permanent disability. In no event may an option be exercised later than the expiration of its term.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2014 Plan, the administrator will adjust the number and class of shares available for future grants under the 2014 Plan, the exercise price of outstanding Options, the number of shares covered by each outstanding award, or the purchase price of each outstanding award. In connection with the one-for-three Reverse Stock Split (defined below) of our common stock that was affected on February 8, 2019, the terms of certain awards granted under our 2014 Plan were equitably adjusted in accordance with the provisions thereof.

Reorganization

In the event we are a party to a merger or other corporate reorganization, all outstanding Options shall be subject to the agreement of merger or reorganization. Such agreement may provide for the assumption of the outstanding Options by the surviving corporation or its parent or for their continuation by the Company (if the Company is a surviving corporation); provided, however, that if the assumption or continuation is not provided by such agreement, then the Committee, in its sole discretion, shall have the option of offering the payment of a cash settlement equal to the difference between the amount to be paid for one share under the agreement and the exercise price.

Change of Control

Under the 2014 Plan, a Change of Control is generally defined as: (i) the sale of all or substantially all of the assets of the Company, or (ii) any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or third party, the result of which is a change in the ownership of more than 50% of the voting capital stock of the Company.

In the event of a Change of Control, all restrictions on all awards or sales of shares will accelerate and vesting on all unexercised and unvested Options will occur on the Change of Control date.

Director Compensation

On January 31, 2019, and as amended on August 13, 2019, effective July 1, 2019, our Board adopted a director compensation plan for our non-employee directors, the details of which are presented in the table below. We do not provide  deferred compensation or retirement plans for non-employee directors.

Schedule of Director Fees

Compensation Element	Cash (1)	Equity (2)

Annual Retainer	$ 60,000(3)	$ 60,000(4)
Audit Committee Chair	$ 15,000	$ -
Compensation Committee Chair	$ 10,000	$ -
Nominating and Governance Committee Chair	$ 5,000	$ -
Audit and Nominating and Governance Committee Member	$ 5,000	$ -
Compensation Committee Member	$ 3,500	$ -

(1)	Cash compensation is payable in equal installments on a quarterly basis; provided, however, that no monthly cash retainer will be paid after any termination of service.

(2)
Equity awards will be issuable in the form of restricted stock units (“RSUs”). On the date of the Company’s annual meeting of stockholders, each director will receive RSUs at a per share price equal to the closing price of the Company’s common stock on the grant date, which RSU will become fully vested on the one-year anniversary of the initial grant date.

(3)	Any new non-employee director appointed to the Board will receive cash compensation equal to a prorated portion of the annual retainer amount.

(4)
Any new non-employee director appointed to the Board will receive a RSU having a grant date value equal to a prorated portion of annual RSU award amount, which RSUs will become fully vested on the earlier of (i) the one year anniversary of the initial grant date or (ii) the next annual meeting of the Company’s stockholders.

2019 Summary Table of Director Compensation

The following table sets forth the compensation awarded to, earned by, or paid to each person who served as a non-employee director during the fiscal year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Option/Warrant Awards($)	Other Compensation ($)	Total ($)

Jeff Gehl(1)	$ 28,571	$ 60,000	-	$ 88,571
Robert Stewart(2)(3)	$ 22,821	$ 60,000	-	$ 82,821
Kristian Patrick(4)	$ 22,824	$ 60,000	-	$ 82,821
Michael Keller(5)	$ 26,071	$ 60,000	-	$ 86,071
Mark Jung(6)(7)	$ 22,630	$ 60,000	$ 60,000	$ 142,630

(1)	Reflects prorated 2019 annual retainer and Audit Committee chair fees, as described above.

(2)	Reflects prorated 2019 annual retainer and Compensation Committee member fees, as described above.

(3)	Mr. Stewart, who served as a director during the year ended December 31, 2019, resigned from the Board on March 31, 2020.

(4)	Reflects prorated 2019 annual retainer and Compensation Committee member fees, as described above.

(5)	Reflects prorated 2019 annual retainer, Nominating and Governance Committee chair fees and Audit Committee member fees, as described above.

(6)	Reflects prorated 2019 annual retainer, Compensation Committee chair fees, and Audit Committee member fees, as described above.

(7)
In connection with Mr. Jung’s appointment as a director on our Board, the Company and Mr. Jung entered into the Consulting Agreement (defined below), pursuant to which Mr. Jung will provide the Company with strategic advice and planning services for which Mr. Jung receives a cash payment of $7,500 per month from the Company. The Consulting Agreement had an initial term that extended to December 31, 2019, but may be extended upon mutual agreement of Mr. Jung and the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with Mr. Jung’s appointment as a director on our Board, the Company and Mr. Jung entered into a consulting agreement (the “Consulting Agreement”), pursuant to which Mr. Jung will provide the Company with strategic advice and planning services for which Mr. Jung will receive a cash payment of $7,500 per month from the Company. The Consulting Agreement has an initial term that runs until December 31, 2019, but may be extended upon mutual agreement of Mr. Jung and the Company.

John Miller, one of our co-founders and former members of our Board, is also the founder and serves on the board of directors of CaliBurger. Although Mr. Miller resigned from the Board immediately prior to the consummation of our IPO, he was an active member of our Board at the time of each of the transactions with CaliBurger described below:

On August 3, 2018, CaliBurger entered into a Note Purchase Agreement for the purchase of a 2018 Note in the principal amount of $1.0 million, as well as corresponding 2018 Warrants. Subsequent to August 3, 2018, $200,000 of the 2018 Notes and related 2018 Warrants were transferred to unrelated third parties.

On February 21, 2018, the Company issued a 9.00% Senior Secured Convertible Promissory Note with common stock purchase warrants in the original principal amount of $1.0 million, which note was converted (including all original principal and accrued interest) on May 28, 2018 into a new 9.00% Senior Secured Convertible Promissory Note with common stock purchase warrants. Subsequently, on August 2, 2018, CaliBurger purchased an additional 9.00% Senior Secured Convertible Promissory Note in the original principal amount of $1,000,000 with common stock purchase warrants.

Related Party Transaction Policy

Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Accordingly, our Board has adopted a written policy addressing the approval of transactions with related persons, in conformity with the requirements for issuers having publicly held common stock listed on the Nasdaq Capital Market. Pursuant to our Related Persons Transactions Policy (the “Policy”), any related-person transaction, and any material amendment or modification of a related-person transaction, is required to be reviewed and approved or ratified by the Board’s audit committee, which shall be composed solely of independent directors who are disinterested, or in the event that a member of the audit committee is a Related Person, as defined below, then by the disinterested members of the audit committee; provided, however, that in the event that management determines that it is impractical or undesirable to delay the consummation of a related person transaction until a meeting of the audit committee, then the Chair of the audit committee may approve such transaction in accordance with this policy; such approval must be reported to the audit committee at its next regularly scheduled meeting. In determining whether to approve or ratify any related person transaction, the audit committee must consider all of the relevant facts and circumstances and shall approve only those transactions that are deemed to be in the best interests of the Company.

Pursuant to our Policy and SEC rules, a “related person transaction” includes any transaction, arrangement or relationship which: (i) the Company is a participant; (ii) the amount involved exceeds $120,000; and (iii) an executive officer, director or director nominee, or any person who is known to be the beneficial owner of more than 5% of our common stock, or any person who is an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, had or will have a direct or indirect material interest (each a “Related Person”).

In connection with the review and approval or ratification of a related person transaction:

●
Management shall be responsible for determining whether a transaction constitutes a related person transaction subject to the Policy, including whether the Related Person has a material interest in the transaction, based on a review of all of the facts and circumstances; and

●
Should management determine that a transaction is a related person transaction subject to the Policy, it must disclose to the audit committee all material facts concerning the transaction and the Related Person’s interest in the transaction.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of April 10, 2020 for (i) each of our executive officers and directors individually, (ii) all of our executive officers and directors as a group, and (iii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our capital stock. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. The percentage of beneficial ownership in the table below is based on 8,573,922 shares of common stock deemed to be outstanding as of April 10, 2020.

Name, address and title of beneficial owner (1)	Shares of Common Stock	Total Number of Shares Subject to Exercisable Options and Warrants	Total Number of Shares Beneficially Owned	Percentage of Voting Common Stock Outstanding (2)
Officers and Directors
Ann Hand Chief Executive Officer, President and Chair	76,374	613,890	690,264	8.1%
David Steigelfest Chief Products and Technology Officer	50,000	149,773	199,773	2.3%
Clayton Haynes Chief Financial Officer	2,000	16,667	18,667	*
Matt Edelman Chief Commercial Officer	2,500	735	3,235	*
Jeff Gehl (3) Director	127,205	112,100	239,305	2.8%
Kristin Patrick Director	5,455	-	5,455	*
Michael Keller (4) Director	106,009	100,839	206,848	2.4%
Mark Jung Director	50,610	-	50,610	*%
Executive Officers and Directors as a Group (8 persons)	420,153	994,004	1,414,157	16.5%

Greater than 5% Stockholders
Pu Luo Chung VC Private Limited (5) 37 Jalan Pemimpin # 06-12 Singapore 577177	471,128	-	471,128	5.5%
 ______________________
  * Less than 1.0%

(1)	Unless otherwise indicated, the business address for each of the executive officers and directors is c/o Super League Gaming, Inc., 2906 Colorado Ave., Santa Monica, CA 90404.
(2)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership by that person, shares of voting common stock subject to outstanding rights to acquire shares of voting common stock held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage of ownership by any other person.

(3)
Includes (i) 22,121 shares of common stock, 25,000 shares of common stock issuable upon exercise of stock options and 40,802 shares issuable upon conversion of warrants held by Mr. Gehl, (ii) 80,553 shares of common stock held by BigBoy Investment Partnership, LLC, and (iii) 24,532 shares of common stock and 46,297 shares issuable upon conversion of warrants held by BigBoy, LLC.

Mr. Gehl is the Managing Member of BigBoy Investment Partnership and BigBoy, LLC, and, therefore, may be deemed to beneficially own these shares. The business address for BigBoy Investment Partnership and BigBoy, LLC is 111 Bayside Dr., Suite 270, Newport Beach, CA 92625.

(4)
Includes (i) 100,301 shares of common stock and 95,491 shares of common stock issuable upon conversion of warrants held by the Michael R. Keller Trust, (ii) 2,854 shares of common stock and 2,674 shares of common stock issuable upon conversion of warrants held by the Keller 2004 IRR Trust FBO William, and (iii) 2,854 shares of common stock and 2,674 shares of common stock issuable upon conversion of warrants held by the Keller 2004 IRR Trust FBO Charles.

(5)	Stuart Hills, partner of Pu Luo Chung VC Private Limited has sole voting and dispositive power over these shares and may be deemed to beneficially own these securities.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California.

EXPERTS

Squar Milner LLP, our independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2019 and 2018, as set forth in their report (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Squar Milner LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available, at no charge, to the public at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

●
our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 23, 2020;

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our Current Report on Form 8-K, filed on April 3, 2020; and

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the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed on February 21, 2019, including any amendment or reports filed for the purposes of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

Super League Gaming, Inc.
2906 Colorado Ave.
Santa Monica, California 90404
(802) 294-2754

This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

3,076,924 Shares of Common Stock

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PROSPECTUS SUPPLEMENT

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JANUARY 11, 2021